Exhibit 99.1

Hercules Capital Reports Second Quarter 2023 Financial Results

Record Q2 2023 Total Investment Income of $116.2 Million, an Increase of 61.2% Year-over-Year

Record Q2 2023 Net Investment Income “NII” of $75.7 Million, or $0.53 per Share, an Increase of 88.6% Year-over-Year

Record 1H 2023 Total Gross Fundings of $834.8 million, an Increase of 5.6% Year-over Year

Increased the Company’s Base Cash Distribution to $0.40 per Share

Q2 2023 NII Provides 132% Coverage of the New Base Cash Distribution

Undistributed Earnings Spillover of $148.1 Million, or $1.02(1) per Ending Shares Outstanding

Approximately $4.0 Billion of Assets Under Management, an Increase of 19.5% Year-over-Year(2)

Q2 2023 Financial Achievements and Highlights

•	Record Total Investment Income of $116.2 million, an increase of 61.2% year-over-year

•	Record NII of $75.7 million, or $0.53 per share, an increase of 88.6% year-over-year

•	Total gross debt and equity commitments of $541.5 million

•	Net Hercules debt and equity commitments of $395.8 million(3)

•	Total gross fundings of $358.6 million

•	Net Hercules fundings of $279.6 million(3)

•	Unscheduled early principal repayments or “early loan repayments” of $297.0 million, an increase of 46.7% from $202.4 million in Q1 2023

•	$670.7 million of available liquidity, subject to existing terms and covenants

•	20.8% Return on Average Equity “ROAE” (NII/Average Equity)

•	10.0% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 101.3% and regulatory leverage of 90.3%(4)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 97.4% and net regulatory leverage (excludes SBA debentures and cash) of 86.4%

•	Net Asset Value “NAV” of $10.96, an increase of 1.3% from Q1 2023

•	16.0% GAAP Effective Yield and 14.1% Core Yield(5), a non-GAAP measure

Year-to-date ending June 30, 2023 Financial Highlights

•	Record Total Investment Income of $221.3 million, an increase of 61.2% year-over-year

•	Record NII of $141.2 million, or $1.01 per share, an increase of 86.0% year-over-year

•	Gross new debt and equity commitments of $1.07 billion

•	Record 1H 2023 total gross fundings of $834.8 million, an increase of 5.6% year-over-year

•	Net debt investment portfolio growth of $118.9 million

•	Unscheduled early loan repayments of $499.4 million

Footnotes:

(1)	$1.07 per Weighted Average Shares Outstanding

(2)	Assets under management includes assets managed by Hercules Capital and its Adviser Subsidiary

(3)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(4)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures

(5)	Core Yield excludes early loan repayments, one-time fees and bank interest income, and includes income and fees from expired commitments

PALO ALTO, Calif., August 3, 2023 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2023.

“Our strong financial performance and business momentum continued in Q2 with earnings at historic highs and new deal volume and quality continuing to build”, stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “We delivered record total investment income and net investment income for the second quarter, up over 61% and 88% year-over-year respectively, as well as record return on equity of over 20%. These results demonstrate the continued and sustainable diversification, scale and strength of the platform we have built.”

Bluestein added, “Based upon our record financial performance, the underlying strength and quality of our portfolio and the growth of our private funds, our Board of Directors has approved an increase of our quarterly base distribution to $0.40 per share, along with our supplemental distribution of $0.08 per share. This represents the third base distribution increase in the last year and 12 consecutive quarters of paying a supplemental distribution to our shareholders.”

Bluestein concluded, “While we remain optimistic about our business opportunities, we will continue to approach the second half of 2023 with the same commitment and emphasis on prudent underwriting, maintaining a strong and diversified balance sheet and liquidity position and careful and frequent monitoring of our portfolio.”

Q2 2023 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q2 total gross new debt and equity commitments totaling $541.5 million and Q2 gross new fundings totaling $358.6 million.

During the second quarter, Hercules realized early loan repayments of $297.0 million which, along with normal scheduled amortization of $13.0 million, resulted in total debt repayments of $310.0 million.

The new debt investment origination and funding activities led to a net debt investment portfolio decrease of $(34.5) million during the second quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2023 to Q2 2023

		Equity & Other
(in millions)	Debt	Investments	Warrants	Total Portfolio
Balances at Cost at 3/31/23	$2,971.5	$147.6	$31.7	$3,150.8

New fundings(a)	352.9	4.3	1.4	358.6
Fundings assigned to or directly funded by Adviser Funds	(77.9)	(0.7)	(0.4)	(79.0)
EQ/Warrants not related to current period fundings	—	—	1.4	1.4
Principal payments received on investments	(13.0)			(13.0)
Early payoffs(b)	(297.0)	—	—	(297.0)
Net changes attributed to conversions, liquidations, and fees	0.5	(6.2)	(2.0)	(7.7)

Net activity during Q2 2023	(34.5)	(2.6)	0.4	(36.7)

Balances at Cost at 6/30/23	$2,937.0	$145.0	$32.1	$3,114.1

Balances at Fair Value at 3/31/23	$2,968.6	$128.3	$33.2	$3,130.1

Net activity during Q2 2023	(34.5)	(2.6)	0.4	(36.7)
Net change in unrealized appreciation (depreciation)	3.2	14.8	0.7	18.7
FX unrealized gain (loss)	0.6	0.1	—	0.7

Total net activity during Q2 2023	(30.7)	12.3	1.1	(17.3)

Balances at Fair Value at 6/30/23	$2,937.9	$140.6	$34.3	$3,112.8

(a)	Includes $0.9M fundings associated with revolver loans during Q2 2023.
(b)	Early payoffs include $0.2M paydown on revolvers during Q2 2023.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Ending Balance at Cost	$2,937.0	$2,971.5	$2,818.1	$2,684.7	$2,579.4
Weighted Average Balance	$2,875.0	$2,829.8	$2,709.7	$2,600.3	$2,507.3

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
First Lien Senior Secured	83.1%	81.5%	79.7%	77.4%	74.3%
Floating Rate w/Floors	95.5%	95.6%	95.3%	95.1%	94.9%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 16.0% during Q2 2023 as compared to 15.1% for Q1 2023. The Company realized $297.0 million of early loan repayments in Q2 2023 compared to $202.4 million in Q1 2023, or an increase of 46.7%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 14.1% during Q2 2023, within the Company’s expected annual range of 13.8% to 14.2% and increased slightly compared to 14.0% for Q1 2023. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $116.2 million for Q2 2023, compared to $72.1 million in Q2 2022. The increase is primarily attributable to a higher weighted average debt investment portfolio, an increase in core yields and elevated fee income from early payoffs between periods.

Non-interest and fee expenses were $23.3 million in Q2 2023 versus $20.9 million for Q2 2022. The increase was primarily due to an increase in employee compensation expenses due to increased levels of employee headcount between periods and higher variable compensation, general and administrative and tax expenses, offset by lower stock-based compensation expense.

Interest expense and fees were $19.6 million in Q2 2023, compared to $14.2 million in Q2 2022. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.8% in Q2 2023, as compared to 4.0% for Q2 2022. The increase is primarily due to higher interest rates on credit facilities between periods.

NII – Net Investment Income

NII for Q2 2023 was $75.7 million, or $0.53 per share, based on 141.4 million basic weighted average shares outstanding, compared to $40.1 million, or $0.32 per share, based on 124.3 million basic weighted average shares outstanding in Q2 2022. The increase is primarily attributable to a higher weighted average debt investment portfolio, an increase in core yields and elevated fee income from early payoffs between periods, offset by an increase in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2023, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($45.7) million, on a GAAP basis, spanning over 18 years of investment activities.

When compared to total net new debt investment commitments during the same period of $16.4 billion, the total realized gain/(loss) since inception of ($45.7) million represents approximately 28 basis points (“bps”), or 0.28%, of cumulative debt commitments, or an effective annualized loss rate of 1.5 bps, or 0.015%.

Realized Gains/(Losses)

During Q2 2023, Hercules had net realized gains of $0.2 million comprised of net realized gains of $6.0 million due to the sale of equity and warrant investments and gains on foreign exchange, offset by ($5.8) million due to the loss on debt investments.

Unrealized Appreciation/(Depreciation)

During Q2 2023, Hercules recorded $18.9 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $16.0 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, $8.8 million of net unrealized appreciation on debt investments, $2.3 million of net unrealized appreciation attributable to valuation movements in the privately held equity, warrant and investment funds, and $0.2 million attributable to net foreign exchange movements. This is partially offset by ($8.4) million attributable to reversal of previous quarter appreciation upon a realization event.

Portfolio Asset Quality

As of June 30, 2023, the weighted average grade of the debt investment portfolio, at cost, was 2.24, compared to 2.26 as of March 31, 2023, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of June 30, 2023, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q2 2023 - Q2 2022 ($in millions)
	Q2 2023		Q1 2023		Q4 2022		Q3 2022		Q2 2022
Grade 1 - High	$593.6	20.2%	$590.4	19.9%	$549.1	19.6%	$412.1	15.5%	$484.0	19.0%
Grade 2	$1,151.7	39.2%	$1,184.9	39.9%	$1,171.6	41.9%	$1,380.4	51.9%	$1,312.2	51.4%
Grade 3	$1,125.6	38.3%	$1,100.0	37.1%	$1,015.2	36.3%	$827.4	31.1%	$739.8	29.0%
Grade 4	$67.0	2.3%	$92.3	3.1%	$57.8	2.1%	$41.5	1.5%	$13.0	0.5%
Grade 5 - Low	$—	0.0%	$1.2	0.0%	$1.7	0.1%	$—	0.0%	$1.8	0.1%

Weighted Avg. (at Cost)	2.24		2.26		2.23		2.20		2.13

Non-Accruals

The number of loans on non-accrual decreased by one loan quarter-over-quarter. As of June 30, 2023, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $13.3 million and $0.0 million, respectively, or 0.4% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of March 31, 2023, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $17.9 million and $1.2 million, respectively, or 0.6% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total Investments at Cost	$3,114.1	$3,150.8	$3,005.7	$2,869.5	$2,763.3
Loans on non-accrual as a % of Total
Investments at Value	0.0%	0.0%	0.1%	0.0%	0.1%
Loans on non-accrual as a % of Total	0.4%	0.6%	0.6%	0.5%	0.7%
Investments at Cost

Liquidity and Capital Resources

The Company ended Q2 2023 with $670.7 million in available liquidity, including $61.7 million in unrestricted cash and cash equivalents, and $609.0 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q2 2023, the Company sold 5.1 million shares of common stock under the equity ATM program for total net proceeds of approximately $65.4 million (net of $0.8 million of offering expenses). As of June 30, 2023, approximately 23.8 million shares remained available for issuance and sale under the agreement.

Bank Facilities

As of June 30, 2023, there were $61.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $130.0 million of outstanding borrowings under Hercules’ $400.0 million committed credit facility and letter of credit facility with SMBC.

Leverage

As of June 30, 2023, Hercules’ GAAP leverage ratio, including its SBA debentures, was 101.3%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 90.3% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $61.7 million), was 86.4%. Hercules’ net leverage ratio, including its SBA debentures, was 97.4%.

Available Unfunded Commitments – Representing 11.8% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2023, the Company had $381.1 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 11.8% of Hercules’ total assets. This decreased from the previous quarter of $562.1 million of available unfunded commitments or 17.3% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $541.5 million in new debt and equity commitments in Q2 2023, Hercules has pending commitments of $305.5 million in signed non-binding term sheets outstanding as of August 2, 2023. Since the close of Q2 2023 and as of August 2, 2023, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $209.6 million and funded $142.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2023 Closed Commitments(a)(c)	$1,067.5
Q3 2023 Closed Commitments (as of August 2, 2023)(a)(c)	$209.6
Year-to-Date 2023 Closed Commitments (as of July 31, 2023)(a)(c)	$1,277.1
Q3 2023 Pending Commitments (as of August 2, 2023)(b)	$305.5
Year-to-Date 2023 Closed and Pending Commitments(a)(b)(c)	$1,582.6

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of June 30, 2023, the Company’s net assets were $1.59 billion, compared to $1.50 billion at the end of Q1 2023. NAV per share increased 1.3% to $10.96 on 144.6 million outstanding shares of common stock as of June 30, 2023, compared to $10.82 on 138.6 million outstanding shares of common stock as of March 31, 2023. The increase in NAV per share was primarily attributed to net change in unrealized appreciation and accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 95.5% of its debt investment portfolio being priced at floating interest rates as of June 30, 2023, with a Prime or Non-Prime based (LIBOR, SOFR, Eurodollar or BSBY) interest rate floor, combined with 88.1% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2023, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(200)	$(46,437)	$(4,268)	$(42,169)	$(0.30)
(100)	$(23,850)	$(2,134)	$(21,716)	$(0.15)
(75)	$(18,265)	$(1,601)	$(16,664)	$(0.12)
(50)	$(12,653)	$(1,067)	$(11,586)	$(0.08)
(25)	$(6,404)	$(534)	$(5,870)	$(0.04)
25	$6,578	$534	$6,044	$0.04
50	$12,799	$1,067	$11,732	$0.08
75	$19,019	$1,601	$17,418	$0.12

(1)	Source: Hercules Capital Form 10-Q for Q2 2023
(2)

EPS calculated on basic weighted shares outstanding of 141,390. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 73 portfolio companies with a fair value of $136.2 million and a cost basis of $140.9 million as of June 30, 2023. On a fair value basis, 43.5% or $61.1 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 108 portfolio companies with a fair value of $34.3 million and a cost basis of $32.1 million as of June 30, 2023. On a fair value basis, 38.3% or $13.1 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q2 2023 and Q3 2023

As of July 31, 2023, Hercules held debt, warrant or equity positions in six (6) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO Activity in Q2 2023

In Registration or SPAC:

•

In May 2023, Hercules’ portfolio company enGene, Inc., a clinical stage biotechnology company pioneering novel non-viral gene therapies for local administration into mucosal tissues, entered into a definitive business combination agreement with Forbian European Acquisition Corp. (NASDAQ: FRBN), a special purpose acquisition company, for approximately $135 million in transaction financing. Upon closing of the transaction, the combined company will be named enGene Holdings Inc. and is expected to trade on the Nasdaq Global Select Market. Hercules cumulatively committed $20.0 million in venture debt financing beginning in December 2021 and currently holds warrants for 133,692 shares of Preferred Series 3 stock as of June 30, 2023.

•	Two (2) Confidential S-1 Submissions

M&A Activity in Q2 2023

•

In April 2023, Hercules’ portfolio company IVERIC Bio, Inc. (NASDAQ: ISEE), a science-driven biopharmaceutical company focused on the discovery and development of novel treatments for retinal diseases with significant unmet medical needs, entered into a definitive agreement to be acquired by Astellas Pharma Inc. (NASDAQ: SNY), a pharmaceutical company conducting business in more than 70 countries around the world, through Berry Merger Sub, Inc., a wholly-owned subsidiary of Astellas U.S. Holding, Inc., for approximately $5.9 billion. The acquisition was completed in July 2023. Hercules cumulatively committed $160.0 million in venture debt financing beginning in July 2022.

•

In June 2023, Hercules’ portfolio company Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats, entered into a definitive agreement to be acquired by Gurnet Point Capital, a leading healthcare investment firm, and Novo Holdings A/S, a holding and investment company responsible for managing the assets and wealth of the Novo Nordisk Foundation, for approximately $462.0 million. The acquisition is subject to regulatory approval and satisfaction of other customary closing conditions including shareholder approval. Hercules cumulatively committed $240.0 million in venture debt financing beginning in June 2005, and currently holds 76,362 shares of common stock and warrants for 426,866 shares of common stock as of June 30, 2023.

M&A Activity in Q3 2023

•

In July 2023, Hercules’ portfolio company Imperva, a cybersecurity leader that help organizations protect critical applications, APIs and data, entered into a definitive agreement to be acquired by Thales, a global leader in advanced technologies within Defense & Security, Aeronautics & Space and Digital Identity & Security, for approximately $3.6 billion. The acquisition is subject to customary closing conditions including shareholder approval. Hercules cumulatively committed $20.0 million in venture debt financing beginning in January 2019.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its second quarter 2023 financial results conference call for August 3, 2023 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the second quarter 2023 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $17 billion to over 600 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,025,780 and $2,918,425, respectively)	$3,021,866	$2,887,497
Control investments (cost of $88,317 and $87,271, respectively)	90,923	76,458

Total investments, at fair value (cost of $3,114,097 and $3,005,696, respectively; fair value amounts related to a VIE $256,076 and $236,585, respectively)	3,112,789	2,963,955
Cash and cash equivalents	61,695	15,797
Restricted cash (amounts related to a VIE $12,339 and $10,079, respectively)	12,339	10,079
Interest receivable	32,086	31,682
Right of use asset	3,783	4,986
Other assets	1,812	2,356

Total assets	$3,224,504	$3,028,855

Liabilities
Debt (net of debt issuance costs; amounts related to a VIE $148,251 and $147,957, respectively)(1)	$1,588,608	$1,574,351
Accounts payable and accrued liabilities	46,500	47,539
Operating lease liability	3,886	5,506

Total liabilities	$1,638,994	$1,627,396
Net assets consist of:
Common stock, par value	145	134
Capital in excess of par value	1,468,270	1,341,416
Total distributable earnings	117,095	59,909

Total net assets	$1,585,510	$1,401,459

Total liabilities and net assets	$3,224,504	$3,028,855

Shares of common stock outstanding ($0.001 par value, 200,000 authorized)	144,641	133,045
Net asset value per share	$10.96	$10.53

(1)	The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, October 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026A and B Notes,

September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Investment income:
Interest and dividend income:
Non-control/Non-affiliate investments	$107,931	$67,511	$206,712	$127,601
Control investments	1,055	1,144	2,171	2,259
Affiliate investments	—	76	—	1,123

Total interest and dividend income	108,986	68,731	208,883	130,983
Fee income:
Non-control/Non-affiliate investments	7,226	3,367	12,400	6,256
Control investments	19	17	38	33

Total fee income	7,245	3,384	12,438	6,289

Total investment income	116,231	72,115	221,321	137,272
Operating expenses:
Interest	17,184	12,698	33,809	24,345
Loan fees	2,464	1,492	4,793	3,334
General and administrative	5,151	4,322	9,277	8,140
Tax Expenses	1,980	1,821	3,367	2,533
Employee compensation:
Compensation and benefits	12,841	11,060	27,458	19,389
Stock-based compensation	3,325	3,661	6,511	8,085

Total employee compensation	16,166	14,721	33,969	27,474

Total gross operating expenses	42,945	35,054	85,215	65,826

Expenses allocated to the Adviser Subsidiary	(2,414)	(3,070)	(5,093)	(4,472)

Total net operating expenses	40,531	31,984	80,122	61,354

Net investment income	75,700	40,131	141,199	75,918
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	217	(2,133)	8,177	(4,600)
Affiliate investments	—	—	—	3,772
Loss on debt extinguishment	—	—	—	(3,686)

Total net realized gain (loss)	217	(2,133)	8,177	(4,514)

Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	14,285	(51,749)	26,544	(90,698)
Control investments	4,573	4,728	13,419	6,182
Affiliate investments	—	(1,295)	—	(542)

Total net unrealized appreciation (depreciation)	18,858	(48,316)	39,963	(85,058)

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	19,075	(50,449)	48,140	(89,572)

Net increase (decrease) in net assets resulting from operations	$94,775	$(10,318)	$189,339	$(13,654)

Net investment income before investment gains and losses per common share:
Basic	$0.53	$0.32	$1.01	$0.62

Change in net assets resulting from operations per common share:
Basic	$0.66	$(0.09)	$1.35	$(0.12)

Diluted	$0.66	$(0.09)	$1.34	$(0.12)

Weighted average shares outstanding:
Basic	141,390	124,255	138,338	121,292

Diluted	142,084	124,255	139,587	121,292

Distributions paid per common share:
Basic	$0.47	$0.48	$0.94	$0.96